Exhibit 10.6
EXECUTION VERSION
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT is made and entered into this 15th day of September, 2010 (“Agreement”), by and between Carey Watermark Investors Incorporated, a Maryland corporation (the “Company”), and CWA, LLC, an Illinois limited liability company (the “Subadvisor”).
WHEREAS, pursuant to that certain Advisory Agreement dated as of that date hereof (as amended from time to time, the “Advisory Agreement”), among Carey Lodging Advisors, LLC, a Delaware limited liability company (the “Advisor”), the Company and CWI OP, LP, a Delaware limited partnership, of which the Company is a general partner (the “Operating Partnership,” and together with the Company, the “REIT”), Advisor has agreed to perform certain services for the REIT, including the identification, evaluation, negotiation, financing, purchase, asset management and disposition of the REIT’s lodging and lodging related investments (collectively, the “Services”); and
WHEREAS, pursuant to that certain Subadvisory Agreement dated as of that date hereof (as amended from time to time, the “Subadvisory Agreement”), between the Advisor and the Subadvisor, the Subadvisor has agreed to assist the Advisor in performing the Services by providing to the Subadvisor certain services and support and may, therefore, be subjected to claims, suits or proceedings arising as a result of its service; and
WHEREAS, as an inducement to Subadvisor to continue to serve as such subadvisor, the Company has agreed to indemnify and to advance expenses and costs incurred by the Subadvisor Indemnitees (as defined below) in connection with any such claims, suits or proceedings, subject to certain limitations set forth herein; and
WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses; and
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Subadvisor do hereby covenant and agree as follows:
Section 1. Definitions. For purposes of this Agreement:
(a) “Affiliate” means any of the following: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

(b) “Person” means any individual, entity, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
(c) “Subadvisor Indemnitees” means the Subadvisor, its Affiliates, and the directors, officers, employees, agents and equity holders of the Subadvisor and its Affiliates.
Section 2. Services by Subadvisor. Pursuant to the Subadvisory Agreement, the Subadvisor will serve as subadvisor to the Advisor. However, this Agreement shall not impose any obligation on the Subadvisor or the Advisor to continue the Subadvisor’s service to the Advisor beyond any period otherwise required by the Subadvisory Agreement.
Section 3. Limitations on Activities.
(a) Anything else in this Agreement to the contrary notwithstanding, the Subadvisor shall refrain from taking any action which, in its sole judgment made in good faith, would (i) adversely affect the status of the Company as a real estate investment trust or of the Operating Partnership as a partnership for Federal income tax purposes, (ii) subject the Company or the Operating Partnership to regulation under the Investment Company Act of 1940, as amended, or (iii) would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its shares of common stock, par value $0.001, or any other securities of the Company, or otherwise not be permitted by the Company’s Amended and Restated Articles of Incorporation or Bylaws or agreement of limited partnership of the Operating Partnership, except if such action shall be ordered by the Advisor, pursuant to an order by the Board of Directors (the “Board”) of the Company. In such event the Subadvisor shall have no liability for acting in accordance with the specific instructions of the Advisor so given.
(b) Notwithstanding the foregoing, the Company shall indemnify and hold harmless the Subadvisor Indemnitees for any loss or liability suffered by them, and the Subadvisor Indemnitees shall not be liable to the Company, the Operating Partnership or to the members of the Board or the Company’s shareholders for any act or omission by the Subadvisor Indemnitees, if in each case the following conditions are met:
(1) the Subadvisor Indemnitees have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;
(2) the Subadvisor Indemnitees were acting on behalf of or performing services for the Company; and
(3) such liability or loss was not the result of negligence or misconduct by the Subadvisor Indemnitees.

(c) Notwithstanding the foregoing, the Subadvisor Indemnitees shall not be indemnified by the Company or the Operating Partnership for any losses, liabilities or expenses arising from or out of the alleged violation of federal or state securities laws unless one or more of the following conditions are met:
(1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
(2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
(3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of Company were offered or sold as to indemnification for violation of securities laws.
Section 4. Advance of Expenses. The Company and the Operating Partnership shall, within ten (10) days after the receipt by the Company of a statement or statements from any Subadvisor Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of any legal activities for which indemnification is being sought, advance funds to the Subadvisor Indemnitees for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:
(a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;
(b) the Subadvisor Indemnitee has provided the Company or the Operating Partnership with a written affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met;
(c) the legal action is initiated by a third party who is not a shareholder of the Company or the legal action is initiated by a shareholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and
(d) the Subadvisor Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such Subadvisor Indemnitee is found not to be entitled to indemnification.
Section 5. Indemnification by the Company and the Operating Partnership. Neither the Company nor the Operating Partnership shall indemnify any Subadvisor Indemnitee for any loss or liability suffered by the Subadvisor Indemnitee, or hold the Subadvisor Indemnitee harmless for any loss or liability suffered by the Company, except as permitted under Sections 3 and 4 hereof.

Section 6. Indemnification by the Subadvisor. The Subadvisor shall indemnify and hold harmless the Company and the Operating Partnership from liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of the duties of any Subadvisor Indemnitee.
Section 7. Limitations on Indemnification.
(a) Anything else in this Agreement to the contrary notwithstanding, the Subadvisor Indemnitees shall not be entitled to indemnification or be held harmless pursuant to Sections 3 and 4 hereof for any activity which the Subadvisor shall be required to indemnify or hold harmless the Company pursuant to Section 6 hereof.
(b) Any amounts paid pursuant to Sections 3 and 4 hereof shall be recoverable or paid only out the net assets of the Company and not from shareholders of the Company.
Section 8. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
Section 9. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.
Section 10. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
Section 11. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:
(a)	If to the Subadvisor, to:
CWA, LLC
c/o Watermark Capital Partners, LLC
207 East Westminster, Ste. 200
Lake Forest, IL 60045
Attn: Michael G. Medzigian
With a copy to:
Ungaretti & Harris LLP
70 West Madison Street
Suite 3500
Chicago, Illinois 60602
Attention: Richard A. Ungaretti, Esq. and Michael W. Black, Esq.
(b)	If to the Company to:
Carey Watermark Investors Incorporated
c/o W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, New York 10020
Attn: General Counsel
or to such other address as may have been furnished to the Subadvisor by the Company or to the Company by the Subadvisor, as the case may be.
Section 13. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflicts of laws rules.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CAREY WATERMARK INVESTORS INCORPORATED
By:	/s/ Thomas E. Zacharias		(SEAL)
	Name:	Thomas E. Zacharias
	Title:	Director
[Signature page to Subadvisor
Indemnification Agreement]

CWA, LLC
By:	Watermark Capital Partners, LLC, its Managing Member

By:	/s/ Michael G. Medzigian
	Name:	Michael G. Medzigian
	Title:	Managing Member
[Signature page to Subadvisor
Indemnification Agreement]